Exhibit 99.1

Contact:	Bob Butter
	Office: 412-820-1347	FOR IMMEDIATE RELEASE
Mobile: 412-736-6186
bbutter@tollgrade.com

Tollgrade President Mark Peterson Promoted to CEO
Chris Allison Retires as Chairman and CEO

Fourth Quarter Estimates Updated

PITTSBURGH, January 18, 2005 - The Board of Directors of Tollgrade Communications, Inc. (Nasdaq: TLGD) today announced that Company President Mark B. Peterson has been promoted to become its new Chief Executive Officer, effective immediately. He succeeds Chairman and CEO Chris Allison, who is retiring from both positions, as well as from the Company’s Board, to pursue early-stage entrepreneurial ventures, teaching, philanthropic activities, business media commentary and consulting.

In addition, the Board of Directors also announced the appointment of Mark Peterson to the Board of Directors, and Lead Director Daniel P. Barry was elected Chairman of the Board. Mr. Barry has served on the Company’s Board since 1995, and was appointed Lead Director in 2004. He formerly served as a director, CEO and CFO of AMSCO International, a manufacturer of medical equipment.

A former Lucent executive with a telecommunications engineering background, Peterson joined Tollgrade in 1997, and has served as its President since January, 2001. Peterson has been instrumental in effectively leading and managing several facets of the Company’s business, including national and international sales.

“We wish to thank Chris Allison for his many contributions to Tollgrade in his nine years as chief executive, particularly his stewardship of the Company through difficult market conditions,” said Director Daniel P. Barry. “With Mr. Allison’s leadership, the Company was able to continue to show profitability at a time when most of its peers were not able to do so. For some time, Mr. Allison had been contemplating such a career change and the Board has been actively working on implementing its succession plan. We wish Mr. Allison well in his future endeavors.”

“Mark Peterson’s industry and management experience, along with a strong and tenured executive team, make him uniquely qualified to manage Tollgrade’s strategic direction and operations,” he added.

Tollgrade is scheduled to announce its fourth quarter 2004 earnings results on January 26, 2005. It expects fourth quarter earnings per share to be in the range between $0.04 and $0.06 on revenue of approximately $16 million, compared to earlier guidance of ($0.05) to $0.06 earnings per share on revenue between $13 million and $17 million. These revised estimates are subject to review and audit by the Company’s independent auditors.

Further, the Company’s current sales and earnings forecast for the first quarter, 2005 reflects, at its upper end, sequential improvement over the anticipated results for the fourth quarter, 2004, exclusive of an approximate $780,000 pre-tax charge to cover contractual payments to or on behalf of Mr. Allison. The Company will be refining its estimates and providing a more definitive guidance range in its fourth quarter earnings release.

Executive Biography: Mark B. Peterson

Mr. Peterson joined Tollgrade in 1997 as Executive Vice President of Sales. In that position, Mr. Peterson was responsible for Tollgrade’s domestic and international sales operations. In January of 2001, Mr. Peterson was promoted to President, expanding his responsibilities to include establishing productive relationships with strategic partners, and working closely with the Chief Executive Officer to frame Tollgrade’s strategic vision. Prior to joining the firm, he spent 13 years at Bell Laboratories, which later became part of Lucent Technologies, serving various positions in the test and measurement industry. Just prior to leaving Lucent, Mr. Peterson served as Director of Product Management for loop and special services testing hardware and software products. Mr. Peterson holds a Master of Business Administration degree from New York University’s Leonard N. Stern School of Business; a Master of Science degree in Mechanical Engineering from Duke University; and a Bachelor of Science degree in Mechanical Engineering from Lafayette College.

About Tollgrade:

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2003 revenues of $65.1 million. The Company’s web address is www.tollgrade.com.

Forward-Looking Statements

The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, expected revenue and earnings results for the 2004 fourth quarter and 2005 first quarter and expected contractual payments. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

•	We recently emphasized our network assurance and testing software solutions and cable monitoring products, areas in which we have limited experience. This makes the prediction of future operating results for these portions of our business very difficult. A substantial portion of our research and development expenses is expected to relate to these products. If we fail to increase sales in these products, our future revenue and net income, as well as the prospects for these critical portions of our business, will be materially and adversely affected.

•	We have derived a substantial amount of our revenues from sales of products and related services to the telecommunications industry, which has experienced significant consolidation and decreased capital spending in the past few years. We cannot be certain that consolidations in, or a slowdown in the growth of, the telecommunications industry will not harm our business.

•	We base our expense levels in part on forecasts for future orders and sales, which are extremely difficult to predict. A substantial portion of our operating expenses is related to personnel, facilities and sales and marketing. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. Accordingly, our operating results will be harmed if revenues fall below our expectations in a particular quarter.

•	The sales cycle for our software products is long as they involve significant capital commitments by customers, and are dependent upon a number of different factors including business growth, spending patterns and budgetary resources of our customers. The delay or failure to complete one or more large license transactions in a quarter could cause our operating results to fall below our expectations.

•	Many of the Company’s products must comply with significant governmental and industry-based regulations, certifications, standards and protocols, some of which evolve as new technologies are deployed. Compliance with such regulations, certifications, standards and protocols may prove costly and time-consuming for the Company, and the Company cannot provide assurance that its products will continue to meet these standards in the future. In addition, regulatory compliance may present barriers to entry in particular markets or reduce the profitability of the Company’s product offerings. Such regulations, certifications, standards and protocols may also adversely affect the industries in which we compete, limit the number of potential customers for the Company’s products and services or otherwise have a material adverse effect on its business, financial condition and results of operations. Failure to comply, or delays in compliance, with such regulations, standards and protocols or delays in receipt of such certifications could delay the introduction of new products or cause the Company’s existing products to become obsolete.

•	In the third quarter of 2004, the Company completed a reduction in work force taken in response to the recent decrease in our revenues in our telecom business. These actions could have long term adverse effects on that portion of our business. There are several risks inherent in our efforts to bring our cost base in line with the current environment by reducing our telecom workforce. These include the risk that we will not be successful in achieving our planned cost reductions, and that even if we are successful in doing so, we will still not be able to reduce expenditures quickly enough to restore profitability in that portion of our business and may have to undertake further restructuring initiatives that would entail additional charges and create additional risks. In addition, there is the risk that cost-cutting initiatives will impair our ability to effectively develop and market products and remain competitive in the telecom business. Each of the above measures could have long-term effects on our business by reducing our pool of talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

•	Because our cable products generate lower margins for us than our proprietary MCU and software offerings, an increase in the percentage of our sales of cable-related products relative to our traditional products will result in lower profitability. Furthermore, as consolidations within the cable industry and the adoption of the DOCSIS standards have caused and could continue to cause pricing pressure as competitors lower product pricing, our revenues have been and may continue to be adversely affected. As a result, as our business shifts from our higher margin proprietary products to lower margin cable offerings and standardized products for which we have competition, we will need to sell greater volumes of our products to maintain profitability.

•	Due to the Company’s dependence upon a few major customers for a majority of our revenues, the loss of any of these customers or continued decreases in the capital budgets of these customers or cancellation, delay or reduction in purchases or products at historical levels, would significantly reduce our revenues and net income. The capital budgets of our customers, are dictated by a number of factors, most of which are beyond our control, including:

•	the conditions of the telecommunications market and the economy in general;

•	subscriber line loss and related reduced demand for telecommunications services;

•	disputes between our customers and their collective bargaining units;

•	the failure to meet established purchase forecasts and growth projections;

•	competition; and

•	reorganizations, including management changes, at one or more of our customer or potential customers.

If the financial strength of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

•	A large portion of the Company’s sales are attributable to our core proprietary MCU technology, and those sales largely depend upon the rate of deployment of new, and the retrofitting of existing, Digital Loop Carrier (DLC) systems in the United States. Further, if our customers implement certain next generation network improvements that do not require the use of our MCU products, it could materially impact our MCU sales. If our major customers fail to continue to build-out their DSL networks and other projects requiring DLC deployments, or if we otherwise satisfy the domestic telecommunications market’s demand for MCUs, our future results would be materially and adversely affected.

•	The Company depends upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed. Rapid technological change, including industry standards, could also render our products obsolete. The adoption of industry-wide standards, such as the HMS and DOCSIS cable standards, may result in the elimination of or reductions in the demand for many of our proprietary products, such as our Cheetah head-end hardware products and other Cheetah products. Furthermore, if we are unable to forecast the demand for, and to develop new products or to adapt our existing products to meet, evolving standards and other technological innovations, or if our products and services do not gain the acceptance of our customers, there could be a negative effect on our future results.

•	Changes in the telecommunications or cable regulatory environment that, among other results, increase our costs of doing business, require our customers to share assets with competitors or prevent the Company or our customers from engaging in business activities they may wish to conduct, could significantly reduce the demand for our products and adversely affect our future results.

•	Although we seek to protect our technology through a combination of copyrights, trade secret laws, contractual obligations and patents, these protections many not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, or if third parties are able to successfully assert that our use of technology infringes upon the proprietary rights of others, our future results could be adversely affected.

•	Some of our products require technology that we must license from the manufacturers of systems with which our products must be compatible. If we are unable to obtain and retain these license agreements on favorable terms, there could be a material adverse effect on our business.

•	We depend upon a limited number of third party subcontractors to manufacture certain aspects of our products and we procure components from a limited number of outside suppliers. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to our acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, our ability to produce and ship our manufactured products and therefore our future results could be materially adversely affected.

•	We may pursue, acquisitions of companies, product lines and technologies, which acquisitions involve numerous risks, including the disruption of our business, exposure to assumed or unknown liabilities of the acquired target, and the failure to integrate successfully the operations and products of acquired businesses. Goodwill arising from acquisitions may result in significant charges against our operating results in one or more future periods. Furthermore, we may never achieve the anticipated results or benefits of an acquisition, such as increased market share or the successful development and sales of a new product. The effects of any of these risks could materially harm our business and reduce our future results of operations.

•	The carrying value of certain of our intangible assets, consisting primarily of goodwill related to our LoopCare software and Cheetah product line acquisitions from Lucent Technologies, Inc. and Acterna, LLC, respectively, could be impaired by changing market conditions. We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may indicate that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization and lower than anticipated cash flows produced by such intangible assets. If our stock price and market capitalization decline, or if we do not realize the expected revenues from an intangible asset, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of that intangible asset is determined.

•	Our future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, our ability to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of our products in international markets could adversely affect future results.

•	Any significant defect, error, failure or misuse of our products or other problems within our out of our control that may arise from the use of our products could jeopardize our relationships with our customers, resulting in substantial costs for both the Company and our customers as well as the cancellation of orders, warranty costs, product returns and legal actions that could adversely affect our future results.

•	If third parties with whom we have entered into OEM and other partnerships should fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

•	There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other reasons can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessary indicative of our results in any future period. In addition, the number and timing of large individual sales has been difficult for us to product, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results.

•	The markets for some of our products are very competitive. Some of our competitors may have greater technological, financial, manufacturing, sales and marketing, and personnel resources than we have and may have an advantage in responding more rapidly or effectively to changes in industry standards or technologies and may better withstand the pricing pressures that increased competition may bring. If our introduction of improved products or services is not timely or well received, or if our competitors reduce their prices for products that are comparable to ours, demand for our products and services could be adversely affected

•	The successful development of a secondary market for our products by a third party could negatively affect demand for our products, reducing our future revenues.

•	If the Company is unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with the Company, our future results could be adversely affected.

•	We may from time to time be involved in various lawsuits and legal proceedings which arise in the ordinary course of business. An adverse resolution of these matters could negatively impact our financial position and results of operations.

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